Exhibit 10.20

Summary of Loan Agreement - Loans from Nansun Rural Credit

Weifang Yuhe Poultry Co., Ltd (“Weifang”) entered into three loan agreements with Nansun Rural Credit on November 28 2005, May 17, 2007 and March 23, 2007. Interest rates for the loan agreements range from 9.22% to 10.51% per annum. Nansun Rural Credit also provided four loans to Weifang Taihong Feed Co., Ltd. (“Taihong”) from November 28, 2005, to December 5, 2007 at the interest rates range from 9.22% to 10.51% per annum. Loans from Nansun Rural Credit totaled $8,203,333 and had a total outstanding principal balance of $8,544,331 as of March 31, 2008. Weifang and Taihong are obligated under the loan agreements to pay interest monthly and repay the loan on the maturity dates from November 28, 2008 to May 17, 2010. The loans are used for financing of working capital. All loans are secured by the land and building of Weifang and Taihong with a net book of $11,842,626 at December 31, 2007 and $12,204,202 as of March 31, 2008.